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Securities and Exchange Commission ("SEC") Forms 3, Form 4 and Form 5 and
Application for EDGAR Access (Form ID) Confirmation of Authority to Sign



Pursuant to Instruction 7 to SEC "Form 3 - Initial Statement of Beneficial Ownership of Securities", "Form 4 - Statement of Changes in Beneficial Ownership" and "Form 5 - Annual Statement of Beneficial Ownership of
Securities" the undersigned being a Member of the Board of Managers of Barings LLC, the investment adviser to Barings BDC, lnc. (the "Issuer"), hereby appoint and designate Jessica Restivo, Ann Malloy, and Melissa LaGrant each as my true and lawful attorneys in fact with full power to (a) apply for access to the EDGAR filing system in my name and (b) sign for me and file with the SEC, the New York Stock Exchange and the Issuer said SEC Forms 3, 4 and/or 5 with respect to shares of the Issuers purchased or sold by the undersigned or any other change of beneficial ownership relating to equity or derivative securities of the Issuer required to be reported by the undersigned.

This authorization shall remain in effect until a written revocation is executed by the undersigned and filed with the SEC.




By:	M. Timothy Corbett
Title:	Barings LLC Board of Managers Member
Date:   August 10, 2018